smart vehicles go USA

UnitedAuto Group selected as future exclusive distributor

Detroit, MI / Böblingen, Germany, June 28, 2006 – Dieter Zetsche, Chairman of the Board of Management DaimlerChrysler AG (NYSE: DCX) and head of Mercedes Car Group today announced that the unique and urban-friendly smart brand will enter the U.S. market. Beginning in 2008, the successor to the smart fortwo will be available in U.S. markets in three models. The U.S.A., as the world’s largest automotive market, will be the 37th market for smart.

The Parties have agreed on the framework for the exclusive distribution of smart vehicles by international automotive retailer UnitedAuto Group, Inc. (NYSE:UAG). UnitedAuto will be responsible for awarding potential dealers and developing and maintaining a smart vehicle dealership network throughout the United States and Puerto Rico.

DaimlerChrysler AG Chairman of the Board of Management and head of Mercedes Car Group Dieter Zetsche said, “Following the success of the smart fortwo in Europe with more than 750,000 attracted customers and the increasing demand for affordable and fuel efficient small cars in the U.S.A., we are now bringing this new kind of mobility to U.S. cities. The time has never been better for this – and I am convinced that the smart fortwo as an innovative, ecological and agile city car will soon become just as familiar a sight on the streets of New York, Miami or Seattle, as it is today in Rome, Berlin or Paris.”

Like its predecessor, the smart fortwo successor will have all the important features that make customers feel safer and more comfortable. As part of the Mercedes Car Group, the smart vehicle will be equipped with unique technology, including the “hard shell” tridion safety cell, ESP and various airbag systems.

UnitedAuto expects to qualify potential dealers using an open process that will focus on their commitment to the brand and strategic locations in key markets with facilities that meet the needs of the brand and the customer. Demonstration of outstanding customer satisfaction metrics will also be a key element to qualify for the franchise. The initial rollout of retail outlets is expected to start in mid-2007, with the official launch of the smart brand planned to occur later that year. The smart vehicle is expected to be sold in the U.S. starting in early 2008.

UnitedAuto Chairman Roger Penske remarked, “We are thrilled with the opportunity to represent the smart brand in the United States and Puerto Rico. Through our international diversification, we’ve seen the benefits the smart brand provides in Europe. We believe the U.S. market will embrace the smart vehicle with its exceptional fuel economy, environmentally friendly features, and advantageous price point. We look forward to a successful launch of this vehicle over the next several years.”

For further information about the smart vehicles please refer to www.media.smart.com or www.smartusa.com or call 1-800-smart-usa.

About UnitedAuto

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 296 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 173 franchises in 19 states and Puerto Rico and 123 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has approximately 14,000 employees.

About smart

Since October 1998 the smart fortwo has attracted more than 750,000 customers in 36 countries. As a brand of DaimlerChrysler, smart benefits from the parent corporation’s technical expertise and extensive experience in the automotive business. The successor to the smart fortwo will be launched in Europe next year and will be available in the USA for the first time the following year.

smart, as one of the youngest car makes on the market, stands for innovation, functionality and joie de vivre and especially appeals to customers who are interested in new, clever and trend-setting solutions in the automotive sector. smart drivers are characterized by attitude, not by age, profession, gender or any other ‘traditional’ criteria clustering groups of people. smart people are open minded, question the existing and live consciously.

Cautionary Statement UAG

Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to successful completion of the proposed distributorship and dealership network on the terms described above. The actual results may vary materially from those planned because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending, economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

Cautionary Statement DaimlerChrysler

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” and “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: an economic downturn in Europe or North America; changes in currency exchange rates, interest rates and in raw material prices; introduction of competing products; increased sales incentives; the effective implementation of the New Management Model for DaimlerChrysler and the CORE program, including the new business model for smart, at the Mercedes Car Group; renewed pressure to continue cost reduction efforts in light of restructuring plans announced by General Motors Corporation and Ford Motor Company; supply interruptions of production materials, resulting from shortages, labor strikes or supplier insolvencies; the resolution of pending governmental investigations; and decline in resale prices of used vehicles. If any of these or other risks and uncertainties occur (some of which are described under the heading “Risk Report” in DaimlerChrysler’s most recent Annual Report and under the heading “Risk Factors” in DaimlerChrysler’s most recent Annual Report on Form 20-F filed with the Securities and Exchange Commission), or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made.